Exhibit 99.1

Media Contact:	Dick Pacini
The Millerschin Group
Email: dpacini@millerschingroup.com
Office: 248-276-1970
Cell: 248-770-6446
Sparton Corporation to Close London, Ontario, Facility
JACKSON, Mich. –March 30, 2009 — Sparton Corporation (NYSE: SPA) today announced it will idle on or about March 31, 2009, and subsequently close its London, Ontario, Canada, facility. The closure will be substantially complete by April 30, 2009. The closing is in response to market and economic conditions that have resulted in the facility being underutilized because of significantly decreased customer volumes. Twenty-four salaried and 63 hourly employees are affected.
“It’s an unfortunate situation, but it’s a necessary action for our Company to take as part of our plan to return to profitability and remain competitive in today’s market,” said Cary Wood, CEO, Sparton Corp. “Work levels at the facility have decreased dramatically because of customer cutbacks and the need to end a loss-generating contract with a major customer. We, therefore, had to evaluate all our options and reached this extremely difficult decision.”
Sparton’s London facility is part of the Company’s Electronics manufacturing business and produces electronic circuit boards. Remaining customer business is being transferred to Sparton’s Brooksville, Fla., facility, and deliveries should not be affected.
Affected employees will receive severance packages consistent with Company policy, practices and union contracts.
About Sparton Corporation
Sparton Corporation (NYSE:SPA) now in its 109th year, is a broad-based provider of electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic and electromechanical products through prime contracts and through contract design and manufacturing services. Headquartered in Jackson, Mich., Sparton currently has six manufacturing locations worldwide. The Company’s Web site may be accessed at http://www.sparton.com.
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Safe Harbor and Fair Disclosure Statement
Certain statements, including, without limitation, statements regarding the anticipated size of the Company’s workforce reductions described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2008. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
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